Exhibit 99.2

Experience | Security | Consistency Overview of Merger Between Horizon Technology Finance Corporation (HRZN) and Monroe Capital Corporation (MRCC) August 7, 2025 1

Forward-Looking Statements and Disclaimers

Unless otherwise stated, all financial information and other data presented in this presentation is as of June 30, 2025.

Forward-Looking Statements

Some of the statements in this presentation constitute forward-looking statements because they relate to future events, future performance or financial condition of Monroe Capital Corporation ("MRCC"), Horizon Technology Finance Corporation ("HRZN") or Monroe Capital Income Plus Corporation ("MCIP") or the proposed sale of assets by MRCC to MCIP (the "Asset Sale") and the proposed merger of MRCC with and into HRZN (the "Merger" and, together with the Asset Sale, the "Transactions"). All statements, other than historical facts, including but not limited to statements regarding the expected timing of the closing of the proposed Transactions; the ability of the parties to complete the proposed Transactions considering the various closing conditions; the expected benefits of the proposed Transactions such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of the surviving companies following completion of the proposed Transactions; and any assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target" or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual events and results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the timing or likelihood of the proposed Transactions closing; (ii) the expected synergies and savings associated with the Transactions; (iii) the ability to realize the anticipated benefits of the proposed Transactions, including the expected elimination or reduction of certain expenses and costs due to the proposed Transactions; (iv) the possibility that one or more of the various closing conditions to the Transactions may not be satisfied or waived on a timely basis or otherwise, including risks that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed Transactions, may require conditions, limitations or restrictions in connection with such approvals or that the required approvals by the shareholders of MRCC and/or HRZN may not be obtained; (v) the possibility that competing offers or acquisition proposals will be made; (vi) risks related to diverting management's attention from ongoing business operations; (vii) the risk that shareholder litigation in connection with the proposed Transactions may result in significant costs of defense and liability; (viii) changes in the economy, financial markets and political environment, including the impacts of inflation and interest rates; (ix) risks associated with possible disruption in the operations of MRCC, HRZN and MCIP or the economy generally due to terrorism, war or other geopolitical conflict, natural disasters, tariffs or public health crises and epidemics; (x) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (xi) conditions in MRCC's, HRZN's and MCIP's operating areas, particularly with respect to business development companies ("BDCs") or regulated investment companies; and (xii) other considerations that may be disclosed from time to time in MRCC's, HRZN's and MCIP's publicly disseminated documents and filings. There is no assurance that the market price of HRZN's shares, either absolutely or relative to net asset value, will increase as a result of any share repurchases, to the extent effectuated, or that any repurchase plan will enhance shareholder value over the long term. MRCC, HRZN and MCIP have based the forward-looking statements included in this presentation on information available to them on the date hereof, and they assume no obligation to update any such forward-looking statements. Although MRCC, HRZN and MCIP undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that MRCC, HRZN and MCIP in the future may file with the SEC, including the Joint Proxy Statement and the Registration Statement (each as defined below), annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

No Offer to Solicitation

This presentation is not, and under no circumstances is it to be construed as, a prospectus or an advertisement, and the communication of this presentation is not, and under no circumstances is it to be construed as, an offer to sell or a solicitation of an offer to purchase any securities in MRCC, HRZN, MCIP or in any fund or other investment vehicle managed by Monroe Capital LLC or any of its affiliates.

Additional Informational and Where to Find It

In connection with the proposed Transactions, HRZN and MRCC plan to file with the SEC and mail to their respective shareholders a joint proxy statement on Schedule 14A (the "Joint Proxy Statement"), and HRZN plans to file with the SEC a registration statement on Form N-14 (the "Registration Statement") that will include the Joint Proxy Statement and a prospectus of HRZN. The Joint Proxy Statement and the Registration Statement will each contain important information about HRZN, MRCC, the Merger, the Asset Sale and related matters. This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. SHAREHOLDERS OF HRZN AND MRCC ARE URGED TO READ THE JOINT PROXY STATEMENT AND REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HRZN, MRCC, THE ASSET SALE, THE MERGER AND RELATED MATTERS.

Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC's website, http://www.sec.gov or, for documents filed by HRZN, from HRZN's website at https://horizontechfinance.com/ and, for documents filed by MRCC, from MRCC's website at https://ir.monroebdc.com/

Participants in Solicitation

HRZN, its directors, certain of its executive officers and certain employees and officers of Monroe Capital LLC and its affiliates may be deemed to be participants in the solicitation of proxies from the shareholders of MRCC and HRZN in respect of the proposed Transactions. Information about the directors and executive officers of HRZN is set forth in its definitive proxy statement on Schedule 14A for its 2025 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2025 (as modified by the amendment to the definitive proxy statement on Schedule 14A for its 2025 Annual Meeting of Stockholders filed with the SEC on May 15, 2025, the "HRZN Proxy Statement"), as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of the HRZN Proxy Statement. MRCC, its directors, certain of its executive officers and certain employees and officers of Monroe Capital LLC and its affiliates may be deemed to be participants in the solicitation of proxies from the shareholders of MRCC and HRZN in respect of the proposed Transactions. Information about the directors and executive officers of MRCC is set forth in its proxy statement for its 2025 Annual Meeting of Stockholders (the "MRCC Proxy Statement"), which was filed with the SEC on April 21, 2025, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of the MRCC Proxy Statement. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the HRZN and MRCC shareholders in respect of the proposed Transactions will be contained in the Joint Proxy Statement when such document becomes available. These documents may be obtained free of charge from the sources indicated above.

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Monroe Capital Drives Strategic BDC Consolidation to Enhance Scale and Unlock Shareholder Value Monroe Capital LLC has announced a proposed merger (the Merger) between Monroe Capital Corporation (MRCC) (NASDAQ: MRCC) and Horizon Technology Finance Corporation (HRZN) (NASDAQ: HRZN) In connection with the Merger, MRCC has agreed to sell substantially all of its assets at fair value, as determined shortly before closing, for cash to Monroe Capital Income Plus Corporation (MCIP), the Monroe Capital platform's privately offered BDC (the Asset Sale and, together with the Merger, the Transactions) The Boards of Directors of MRCC, MCIP, and HRZN, including each of their Special Committees of independent directors, have unanimously approved the Transactions, as applicable, with closing expected to occur in December 2025 The Merger will provide HRZN with approximately $165mm 1 of equity capital which we believe HRZN can invest to provide compelling risk - adjusted returns to shareholders Transactions unlock immediate value for MRCC shareholders through a fair value asset sale and transition into a larger, more scalable BDC platform via the Merger, which is structured as a tax - free exchange with long - term upside 3 1 . For illustrative purposes, calculated based on MRCC's June 30 , 2025 NAV (mid - point of MRCC’s estimated preliminary range between $ 8 . 27 per share and $ 8 . 31 per share) less estimated transaction expenses, distribution of all undistributed net investment income to shareholders, and other transaction - related NAV adjustments . Horizon will have the full support and backing of Monroe Capital LLC

Anticipated Benefits of Proposed Merger to Shareholders Proprietary, Trade Secret & Confidential For professional & eligible investor use only Monroe Capital Corporation NASDAQ:MRCC Horizon Technology Finance NASDAQ:HRZN MCIP Monroe Capital Income Plus Concurrent Transaction Step 1 Assets at fair value Transaction Structure MRCC Asset Sale to MCIP MRCC & HRZN Merger The Merger will be executed through a concurrent two - step transaction : 1) MRCC will sell its assets at fair value to MCIP • Following the Asset Sale, MRCC’s only assets will be the net cash proceeds from the sale after giving effect to repayment of liabilities, certain transaction expenses and the distribution of undistributed net investment income . 2) MRCC (the "cash only" entity*) will merge into HRZN through a NAV - for - NAV share exchange . • HRZN will be the surviving public entity and will continue to be managed by Horizon Technology Finance Management LLC (HTFM) and trade on the NASDAQ under the symbol “HRZN” The Transaction will be conditioned on the concurrent closing of the Asset Sale and Merger, customary closing conditions and regulatory approvals and approval by MRCC and HRZN stockholders Cash* Concurrent Transaction Step 2 *MRCC will be a "cash only" entity after giving effect to the receipt of proceeds from the Asset Sale, repayment of liabiliti es, transaction costs and the distribution of undistributed net investment income 4

Key Transaction Elements Required Approvals Adviser Fee Waiver Support Management & Governance • The combined company’s investment adviser, HTFM, has agreed to waive an aggregate amount of $4.0 million of management fees and incentive fees: up to $1.0 million per fiscal quarter for the first four full fiscal quarters following the closing of the Tr ans actions. The fee waiver for each applicable fiscal quarter will not exceed the total amount of the management fees and incentive fees earned b y H TFM during such quarter. • The Boards of Directors and Special Committees of independent directors of MRCC, HRZN, and MCIP have unanimously approved the Transactions, as applicable • The Transactions are subject to the approval by MRCC shareholders . The issuance of HRZN common stock to MRCC in connection with the Merger is subject to approval by HRZN shareholders . • HSR approval and satisfaction of other customary closing conditions . • Horizon Technology Finance Management LLC will serve as the investment adviser of the combined company. • HRZN will use commercially reasonable efforts to provide that, upon the closing of the Merger, the board of HRZN will consist of two independent members from HRZN’s current board, one independent member from MRCC’s current board (subject to the approval by H RZN shareholders) and the chief executive officer of HRZN. Share Buyback Support • After closing of the Transactions, HRZN’s existing stock purchase program will be available for open market repurchases of sh are s of HRZN’s common stock, in an aggregate amount of up to 2% of the then - outstanding HRZN shares, at then - current market prices at any time HRZN’s common stock is trading below 90% of HRZN’s then most recently disclosed NAV per share. Distributions • Prior to the closing of the Merger, HRZN and MRCC expect to declare and make regular course distributions, subject to board a ppr oval. • MRCC will declare a distribution to MRCC shareholders equal to any undistributed income estimated to be remaining as of the clos ing of the Merger, subject to board approval. Expected Timing • Anticipate closing in December 2025 , subject to shareholder approvals and satisfaction or waiver of other closing conditions . 5

Anticipated Benefits of Proposed Merger to Shareholders Proprietary, Trade Secret & Confidential For professional & eligible investor use only Step 1: MRCC Asset Sale: Premium Price, Future Upside +33% Premium Tax - Free Exchange for MRCC Shareholders MRCC Shares HRZN Shares Tax - Free Exchange Tax - free reorganization with no immediate tax consequences for MRCC or HRZN Asset Sale at Significant Premium Realizes full value — 33% above trade price MRCC shareholders realize immediate 33 % NAV premium to current trading price 1 and gain long - term upside through tax - free HRZN share exchange with strategic synergies 1 . As of market close on August 5 , 2025 . 2 . Represents the estimated June 30 , 2025 NAV for MRCC based on the mid - point of $ 8 . 27 - $ 8 . 31 per share guided preliminary range . The Asset Sale will occur at the fair value of assets determined within 48 hours in advance of the closing of the Transactions . This does not include the associated transaction adjustments to NAV, including but not limited to, transaction expenses and the payment to MRCC shareholders of a distribution of all undistributed earnings . 2 6 $6.21 $8.29 8/5/25 Share Price NAV

Step 2: HRZN Merger: Increasing Scale and Unlocking Long-Term Value

Enhanced Scale	Boosts HRZN's scale, adding ~$165M[1] in equity for a pro forma NAV of ~$446M[2] as of June 30, 2025. The larger platform is expected to generate meaningful cost synergies
Return Accretion[3]	Expected to be neutral to the combined company's core net investment income ("NII") in year one and accretive over time driven by operational savings, portfolio mix optimization, and cost savings from a more efficient capital structure
Capital to Support Next Phase of Growth	Provides HRZN added capital and buying power to swiftly execute its go-forward strategy
Access to Lower-Cost Debt Capital	Should enable HRZN to better access to a wider array of debt funding solutions, including structural efficiencies and potential borrowing cost reductions over time
Fee Waivers	HTFM has agreed to waive up to an aggregate amount of $4 million of base management fees and incentive fees

We believe this transaction enhances scale, drives operational synergies and accelerates growth, delivering long-term value for shareholders

1. For illustrative purposes, calculated based on MRCC's June 30, 2025 NAV (mid-point of MRCC's estimated preliminary range between $8.27 per share and $8.31 per share) less estimated transaction expenses, distribution of all undistributed net investment income to shareholders, and other transaction-related NAV adjustments.
2. For illustrative purposes, calculated based on HRZN's June 30, 2025 NAV, less estimated transaction expenses, plus mid-point of MRCC's estimated preliminary June 30, 2025NAV range, less estimated transaction expenses, distribution of all undistributed net investment income to shareholders and other transaction-related NAV adjustments.
3. Based on a comparison of HRZN stand-alone and proforma forecasts. These forecasts include many assumptions, and recent operating performance is not indicative of expected future performance.

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Well - Positioned to Grow Long - Term Broaden and Enhance Investment Mandate Strengthened Leadership Ramp Deployment Plan Aligned with Shareholders HRZN will maintain its leadership in venture debt with an enhanced focus on lending to public small cap growth companies and partnering with Monroe on select opportunities. Appointments of 35 - year financial veteran Michael Balkin as CEO and Monroe’s former Head of Software Underwriting, Paul Seitz, as CIO, bring seasoned leadership and proven execution to HRZN’s management team. HRZN will scale its platform through new origination hires and targeted investments via its enhanced strategic alliance with Monroe. Management and incentive fee waivers, along with significant new capital, enhance HRZN’s financial flexibility and strategic alignment with Monroe. 8

Anticipated Benefits of Proposed Merger to Shareholders Proprietary, Trade Secret & Confidential For professional & eligible investor use only Reduced Operating Costs $8.4 $5.8 +30% Savings • Estimated annualized G&A expense savings of $2.5 million in the first year, equating to a 30% expense reduction and resulting in a reduction in per share operating expenses for HRZN shareholders on a proforma basis 1 • Expect tangible cost savings immediately realized through reductions across all expense categories o Professional Fees, Admin Fees, and Other G&A • Savings come from reductions of duplicative costs including board compensation, audit & tax preparation fees and certain administrative costs • Potential to reduce borrowing costs over time 1 . Estimated expenses represent annualized normalized G&A expenses based on the 2025 asset levels . Estimated Cost Savings (in millions) 9

Illustrative NAV for NAV Exchange $6.70 HRZN NAV Per Share 1 $7.58 to $7.62 MRCC NAV Per Share 2 Exchange Ratio = MRCC NAV Per Share / HRZN NAV Per Share Applicable Exchange Ratio Formula $7.58 to $7.62 / $6.70 = 1.1313 to 1.1373 shares of HRZN per MRCC share Illustrative Exchange Ratio 1 . For illustrative purposes, calculated as Horizon's June 30 , 2025 NAV per share of $ 6 . 75 less estimated transaction expenses . 2 . For illustrative purposes, calculated as MRCC's June 30 , 2025 NAV (estimated preliminary range between $ 8 . 27 per share and $ 8 . 31 per share) less estimated transaction expenses, distribution of all undistributed earnings to shareholders, and other transaction - related NAV adjustments . 3 . Actual figures to be calculated based on MRCC’s and HRZN’s respective NAVs determined within 48 hours in advance of the closing of the Transactions . Based on the above Exchange Ratio, MRCC shareholders are expected to own approximately 37% of the combined company immediatel y f ollowing closing. 3 10

Expected Transaction Timeline HRZN & MRCC Potential Merger Timeline Transaction Announced Proxy Approval SEC Filing Shareholder Meeting Deal Closes The Transactions are publicly announced Joint proxy statement/prospectus and registration statement are filed with the SEC SEC approves the proxy and solicitation begins Joint shareholder meeting is held for MRCC and HRZN The Transactions are f inalized and closed 1 August 2025 August 2025 October 2025 December 2025 December 2025 1 . Subject to applicable shareholder approvals and satisfaction or waiver of customary closing conditions . 11

Appendix 12

Monroe Capital at a Glance

Monroe Capital is a **$21.6 billion[3]** diversified private credit solutions provider. While protecting client capital against loss is at the heart of the Monroe ethos, it's been our ability to consistently attract high-quality deal flow that has enabled the Firm's nearly two decades of growth.

2004	$50B	285+	11	$21.6B	115+
Year founded	Invested capital[1]	Total employees[2]	Locations[2]	AUM[3]	Total investment professionals[2]

Monroe Capital LLC (Parent Company) + **Horizon Technology Finance** (Affiliate)

- In 2023, Horizon was acquired by Monroe Capital, which provides Horizon with access to Monroe's platform, expertise and resources to scale Horizon's sourcing and debt financing capabilities to dynamic, growing companies in the technology, life sciences, healthcare information and services, and sustainability industries.
  - Prior to the acquisition, Monroe Capital Corporation (MRCC) and Horizon Technology Finance Corp (HRZN) were held separately by parent and affiliate.
- Horizon Technology Finance is a leading venture lending platform that thoughtfully and creatively provides structured debt products to life science and technology companies. Horizon's experienced team of investment and operations professionals has been providing debt capital to some of the most exciting companies for decades.

Recognized by the industry for excellence in lending and asset management[4]

Private Debt Investor Decade Award	The M&A Atlas Awards	Creditflux	Inc.	DealCatalyst U.S. CLO Awards	GC Top Private Debt Firms
2024	2024	2021	2024	2022	2024

Proud signatory

PRI Principles for Responsible Investment	We Support UN Global Compact
May 2019	March 2021

1. Monroe investments including all Monroe Capital affiliates across all strategies from inception through March 31, 2025.
2. As of June 30, 2025. Office locations and employee headcount, including investment professionals, includes all Monroe Capital affiliates.
3. AUM as of July 1, 2025.
4. Please refer to the Disclaimer Notice section entitled "Third Party Recognitions and Rankings" (which is integral to the information contained in this slide and are hereby incorporated by reference) for important additional information regarding Monroe award considerations and specific details about the awards on this slide.

Monroe Capital 13

Third Party Recognitions and Rankings From time to time, Monroe Capital Management Advisors, LLC, Monroe Capital, LLC and their affiliates (collectively, “Monroe Capital”) may be recognized or ranked by independent third - party rating services or publications, summaries of which may be included in this presentation and/or on our website . Such recognitions or rankings are generally based on information prepared or submitted by the recognized advisory firm, and are usually limited only to those advisory firms who choose to participate in such surveys . Monroe Capital’s nomination for any award is not indicative of the future performance of any Monroe managed fund . Any third - party recognition or ranking that may be included in this presentation and/or on our website should not be construed as a guarantee that any client or prospective client will experience any specific level of investment performance or receive any specific level of customer service, as a result of such recognition or ranking . Furthermore, any such recognition or ranking should not be construed as an endorsement by any of Monroe Capital’s clients . As such, clients and prospective clients should not put undue reliance on any of these statements . 1 . Private Debt Investor – These awards are determined annually through a PDI reader poll and aim to recognize the contributions of industry participants to the development of the private debt asset class . Winners were selected by eligible voters among the private debt, private equity and institutional investor communities . For additional information visit : https : //www . privatedebtinvestor . com . 2 . M&A Atlas Awards - Middle Markets Lender of the Year Awards, in the Americas and U . S . A . – This award is based on the firm’s notable transactions, expertise, track record, team leadership and client service . For purposes of this, Mid - Markets Lender is a lender in the middle market to lower market segments qualified per sweet spot range on EBITDA average between $ 5 to $ 100 million . For additional information visit : https : //globalmanetwork . com . 3 . Creditflux - These direct lending awards are calculated based on several criteria including a combination of Net IRR, leverage calculations, and capital deployed . This award is based solely on detailed, data driven metrics . For additional information visit http : //creditflux . com/ . 4 . Inc . Founder - Friendly Investors - Founder - led companies have been partnering with investment firms to help accelerate growth for decades . For additional information visit : https : //www . inc . com/founder - friendly - investors/ . 5 . The M&A Advisor Award Winner - This award is based on the firm’s notable transactions, expertise, track record, team leadership and client service . For additional information visit : www . maadvisor . com . 6 . GrowthCapital Advisory - This award is based on private debt firms’ partnership approach with companies, breadth of financing solutions, resources and capabilities, demonstrated success, firm evolution over time, organizational culture, and commitment to responsible investing, among other factors, https : //growthcapadvisory . com/the - top - private - debt - firms - of - 2024 / . Disclaimer Notice 14